Exhibit 99.1

Pulse Biosciences, Inc. Announces the Closing of its Rights Offering

HAYWARD, Calif., July 3, 2024 -- Pulse Biosciences, Inc. (Nasdaq: PLSE) (the “Company” or “Pulse Biosciences”), a company leveraging its novel and proprietary CellFX® Nanosecond Pulsed Field Ablation™ (nsPFA™) technology, announced today the closing of its rights offering and the final results thereof.

The Company received basic subscriptions and over-subscriptions in excess of $83 million, equal to approximately 138% of the $60 million gross proceeds limit in the rights offering, and subscriptions from over 800 accounts, including those of the Company’s Executive Chairman, Robert Duggan. Available Units were allocated proportionately among those rights holders who exercised their over-subscription right based on the number of Units each rights holder subscribed for under its basic subscription rights, in accordance with the procedures described in the prospectus, as amended to date, relating to the rights offering. The remaining oversubscription amounts will be returned by Broadridge Corporate Issuer Solutions, LLC (the “Subscription Agent”) to the investors.

The rights offering resulted in the sale of six million units (the “Units”), at a price of $10.00 per Unit. Each Unit consisted of one share of the Company’s common stock, par value $0.001 per share, and two warrants, each being a warrant to purchase one-half of one share of common stock. The common stock and warrants comprising the Units separated upon the closing of the rights offering and were issued individually. A total of 5,999,999 shares of common stock and warrants to acquire up to an additional approximately six million shares of common stock were issued in the offering. The Company received aggregate gross proceeds from the rights offering of $60 million. If exercised, additional gross proceeds of up to $66 million may be received through the exercise of warrants issued in the rights offering. Each warrant will be exercisable for $11.00 per whole share, which equals 110% of the subscription price for the Units. Warrants are exercisable immediately and will expire on the fifth anniversary of the closing of the rights offering. Half of the warrants issued in the rights offering are redeemable by the Company if the Company’s stock trading price exceeds $16.50 for twenty consecutive trading days and the other half of the warrants issued in the rights offering are redeemable by the Company if its stock trading price exceeds $22.00 for twenty consecutive trading days.

Investors who participated in the rights offering should expect to see the shares and warrants issued to them in book-entry, or uncertificated, form. Shares, warrants and any excess subscription payments are expected to be distributed by the Subscription Agent on or about July 5, 2024.

After giving effect to the issuance of 5,999,999 shares of common stock in the rights offering (but excluding up to approximately six million shares of common stock underlying the warrants issued in the rights offering), the Company has 61,228,332 shares of common stock issued and outstanding.

The Company plans to use proceeds from the offering principally to support further product and clinical development, future regulatory submissions and commercial readiness of its three leading CellFX nsPFA products, Percutaneous Electrode, Cardiac Clamp, and 360° Cardiac Catheter. Each device is designed to deliver significant clinical advantages compared to the current standards of care and have a potential profound positive impact on healthcare for both patients, providers and other stakeholders.

The rights offering was made pursuant to the Company’s registration statement on Form S-3, as modified by the post-effective amendment filed with the Securities and Exchange Commission (“SEC”) on May 28, 2024, which was deemed effective by the SEC on May 31, 2024, including the prospectus contained therein, as further modified by the prospectus filed pursuant to Rule 424(b)(2) of the Securities Act of 1933, which contains the detailed terms of the rights offering and was filed with the SEC on June 4, 2024.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the potential to improve the quality of life for patients. The Company’s proprietary CellFX® nsPFA™ technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent noncellular tissue. The Company is actively pursuing the development of its CellFX nsPFA technology for use in the treatment of atrial fibrillation and in a select few other markets where it could have a profound positive impact on healthcare for both patients and providers.

Pulse Biosciences, CellFX, Nano-Pulse Stimulation, NPS, nsPFA, CellFX nsPFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the effectiveness of the Company’s CellFX nsPFA technology and CellFX System to non-thermally clear cells while sparing adjacent non-cellular tissue, statements concerning the Company’s future use of proceeds from its rights offering and whether the Company’s products under development will deliver significant clinical advantages compared to the current standards of care and have a profound positive impact on healthcare, and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contacts:

Investors:

Pulse Biosciences, Inc.

Burke T. Barrett, President and CEO

IR@pulsebiosciences.com

Or

Gilmartin Group

Philip Trip Taylor

415.937.5406

philip@gilmartinir.com

Rights Offering Information, Subscription and Warrant Agent:

Broadridge Corporate Issuer Solutions, LLC

Attn: BCIS Re-Organization Dept.

P.O. Box 1317

Brentwood, NY 11717-0718

888.789.8409

shareholder@broadridge.com